As filed with the Securities and Exchange Commission on March 18 , 2008
Registration No. ____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No 1
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

  TRICORD HURRICANE HOLDINGS, INC.
(Name of small business issuer in its charter)

Nevada	2950	26-1650042
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1201 E. 33rd St.
Tulsa, OK 74105
(918) 633-0344
(Address and telephone number of principal executive offices and principal place of business)

Charles D. Hess, President
TriCord Hurricane Holdings, Inc.
1201 E. 33rd St.
Tulsa, OK 74105
(918) 633-0344
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filed,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                                                                                     Accelerated filer ☐
Non-accelerated filer ☐                                                                                       Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value	9,845,500	$0.07	$689,185	$27.08
Total Registration Fee	9,845,500	$0.07	$689,185	$27.08

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(g)(1).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED
MARCH 18, 2008

TRICORD HURRICANE HOLDINGS, INC.
9,845,500  Shares of
Common Stock

This prospectus relates to the sale of  9,845,500 shares of our common stock. This is the initial registration of shares of our common stock. The selling stockholders will sell the shares from time to time at $ 0.07 per share. The selling stockholders may sell common stock from time to time in negotiated transactions. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the sale of the common stock. We have paid the expenses of preparing this prospectus and the related registration expenses.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2008.

The information in this Prospectus is not complete and may be changed.  This Prospectus is included in the Registration Statement that was filed by TriCord Hurricane Holdings, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Table of Contents

PROSPECTUS SUMMARY	6

RISK FACTORS	7

USE OF PROCEEDS	12

DETERMINATION OF OFFERING PRICE	12

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	12

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	13

BUSINESS	15

FACILITIES	17

EMPLOYEES	17

LEGAL PROCEEDINGS	17

MANAGEMENT	18

EXECUTIVE COMPENSATION	18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19

DESCRIPTION OF SECURITIES TO BE REGISTERED	19

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	20

PLAN OF DISTRIBUTION	20

SELLING STOCKHOLDERS	21

LEGAL MATTERS	22

EXPERTS	22

AVAILABLE INFORMATION	22

INDEX TO FINANCIAL STATEMENTS	23

SIGNATURES	II-4

Explanatory Note:

All information contained herein  relating to shares and per share data has been adjusted to reflect a stock dividend effected by our Board of Directors on March 17, 2008 pursuant to which each shareholder of record on March 17, 2008 will receive six shares of our common stock for each share of our common stock which they own. The record date for the dividend was March 17, 2008 and the payment date is March 21, 2008.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “TriCord Hurricane Holdings,” the “Company,” “we,” “us,” and “our” refer to TriCord Hurricane Holdings, Inc.

TRICORD HURRICANE HOLDINGS, INC.

We are engaged in the development of hurricane damage mitigation products. We formed our company on January 3, 2006, in order to develop products designed to protect homes and their roofs during hurricanes. We have developed our initial product, the Storm Proof Roof, which is designed protect buildings from roof system failure during hurricane force winds.   We intend to expand our product offerings to include other natural disaster related products.  Initially, we plan to focus our efforts on establishing retail markets through the sale of our products through website sales and franchisees.  We anticipate that our Storm Proof Roof System will be available to order from our website, http://www.stormproofroof.net, beginning in the second quarter of 2009.

There is currently no public market for our common stock. We are currently in discussions with various market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board upon the effectiveness of this prospectus.

We are registering shares of our common stock for resale pursuant to this prospectus in order to allow the selling stockholders to sell their holdings in the public market and to begin developing a public market for our securities to be able to seek public financing and business development opportunities in the future. Our management would like a public market for our common stock to develop from shares sold by the selling shareholders.

Our executive offices are located at 1201 E. 33rd St., Tulsa, OK 74105, and our telephone number is: (918) 633-0344. We are a Nevada corporation.

Common stock outstanding before the offering	Prior to this Offering, we have 38,471,734 shares of Common Stock outstanding.

Securities offered by the Selling Shareholders	9,845,500 shares of common stock

This number represents 25.6% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 38,471,734 shares.

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

The above information regarding common stock to be outstanding after the offering is based on  38,471,734 shares of common stock outstanding as of  March 17, 2008 .

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY AND WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN BASE AN INVESTMENT DECISION.

Our company was formed on January 3, 2006, therefore we have a limited operating history upon which you can make an investment decision, or upon which we can accurately forecast future sales. You should, therefore, consider us subject to the business risks associated with a new business. The likelihood of our success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and initial operations of a new business.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

In their report dated March 13 , 2008, Hogan & Slovacek, A Professional Corporation, stated that our financial statements for the  year ended December 31 , 2007, were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of our recurring losses from operations and our net capital deficiency. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit. Our continued net operating losses and stockholders' deficit increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

WE ARE SEEKING ADDITIONAL FINANCING TO FUND OUR HURRICANE DAMAGE MITIGATION PRODUCTS, AND IF WE ARE UNABLE TO OBTAIN FUNDING WHEN NEEDED, WE MAY NEED TO SCALE BACK OUR OPERATIONS.

We have been financing our operations since our inception on January 3, 2006 with $561,545 in funds raised through private placements. We have used the financing to cover costs associated with the development and testing of our Storm Proof Roof product. We need additional capital to develop sales channels for our Storm Proof Roof product and to expand our hurricane damage mitigation product offerings.  We will endeavor to raise funds through the sale of equity shares and revenues from operations.

Our operating and capital requirements during the next fiscal year and thereafter will vary based on a number of factors, including the level of sales and marketing activities for our products. Accordingly, we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to generate adequate revenues or successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

IF WE ARE UNABLE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH RETAILERS AND INSURANCE PROVIDERS OR ATTRACT FRANCHISEES, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS

 We intend to establish relationships with retailers and insurance providers.  However, there is intense competition for these relationships and we may not be able to attract and retain these group’s interest in light of competitors with larger budgets and pre-existing relationships.  In addition, if we are unable to develop a market for our products, it will be very difficult, if not impossible, to attract franchisees interested in selling our products.

WE MAY BE UNABLE TO MANAGE OUR GROWTH OR IMPLEMENT OUR INTENDED EXPANSION INTO THE MARKETS FOR OTHER NATURAL DISASTER RELATED PRODUCTS.

Our executive officers have limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition into a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. In particular, these new obligations will require substantial attention from our management and divert their attention away from the day-to-day management of our business, which could materially and adversely impact our business operations.

Furthermore we may not be able to develop sales channels for our Storm Proof Roof product, expand our hurricane damage mitigation product line offerings.  In addition, we may be unable to develop a client base or markets for our products, or implement the other features of our business strategy at the rate or to the extent presently planned because we are a small growing company. Our projected growth will place a significant strain on our administrative, operational and financial resources. If we are unable to successfully manage our future growth, establish and continue to upgrade our operating and financial control systems, recruit and hire necessary personnel or effectively manage unexpected expansion difficulties, our financial condition and results of operations could be materially and adversely affected.

IF WE ARE UNABLE TO RETAIN THE SEVICES OF CHARLES HESS, OR IF WE ARE UNABLE TO RECRUIT QUALIFIED PERSONNEL HAVING EXPERIENCE IN OUR BUSINESS, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

Our success depends to a significant extent upon the continued services of Charles Hess, our founder, President and a director.  We believe that our ability to increase our customer support capability and to attract, train, and retain qualified technical, sales, marketing, and management personnel, will be a critical factor to our future success.

AS A RESULT OF BECOMING A REPORTING COMPANY, OUR EXPENSES WILL INCREASE SIGNIFICANTLY.

As a result of becoming a reporting company whose shares are registered pursuant to Section 12 of the Securities Act, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officers, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act.  These increased expenses will negatively impact our ability to become profitable.

WE MAY NOT BE ABLE TO COMPETE SUCCESFULLY.

Although our Storm Proof Roof system represents a new technology, and although at present time we are aware of only a limited number of companies that have publicly disclosed their attempts to develop a similar technology, we anticipate that a number of companies are or will attempt to develop technologies/products that compete or will compete with our technologies.  Further, even if we are first to market with a technology of this type, and even if the technology is protected by patents or otherwise, because of the vast market of such a product, we anticipate that the market will be flooded by a variety of competitors, many of which will offer a range of products in areas other than those in which we compete, which may make our competitors more attractive to prospective customers.  In addition, many if not all of our competitors and potential competitors will initially be larger and have greater financial resources than we do. Some of the companies with which we may now be in competition, or with which we may compete in the future, have or may have more extensive research, marketing and manufacturing capabilities and significantly greater technical and personnel resources than we do, and may be better positioned to continue to improve their technology in order to compete in an evolving industry. Further, technology in this industry may evolve rapidly once an initially successful product is introduced, making timely product innovations and use of new technologies essential to our success in the marketplace. The introduction by our competitors of products with improved technologies or features may render any product we initially market obsolete and unmarketable. If we do not have available to us products that respond to industry changes in a timely manner, or if our products do not perform well, our business and financial condition will be adversely affected.

THE TECHNOLOGIES WE HAVE DEVELOPED MAY NOT GAIN MARKET ACCEPTANCE.

Our Storm Proof Roof utilizes new technologies.  As with any new technologies, in order for us to be successful, these technologies must gain market acceptance.  Since the technologies that we are introducing to the marketplace will encroach upon markets that presently utilize or are serviced by products from competing technologies, meaningful commercial markets may not develop for our technologies.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS WHICH COULD HARM OUR FINANCIAL CONDITION AND OPERATING RESULTS

The sale of our hurricane damage mitigation products exposes us to potential product liability claims. Customers and end users may sue us if any of our Storm Proof Roof  products sold to them fail to perform properly or injure the user. We do not currently maintain insurance coverage. We plan on obtaining insurance coverage upon commercialization of our products. Any liability claim would have to be paid out of cash reserves, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and force us to curtail or cease our business operations. Furthermore, liability claims, whether or not valid or successfully prosecuted, could require us to spend significant time and money on defending our name and our products. As such, any product liability claim likely would harm our reputation in the hurricane safety industry and our ability to develop and market our products in the future would be adversely affected.

ADDITIONAL FINANCING WILL BE NECESSARY FOR THE IMPLEMENTATION OF OUR MARKETING STRATEGY FOR OUR HURRICANE DAMAGE MITIGATION PRODUCTS.

In developing and implementing our marketing strategy for our Storm Proof Roof and other hurricane safety mitigation products, we will need to further develop our website, franchise model, produce infomercials and print ad campaigns. Once the marketing plans are implemented we will need to hire additional employees for the operation of our business. Accordingly we expect to need to obtain additional private or public financing including debt or equity financing and there can be no assurance that such financing will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding will jeopardize our ability to continue our business and operations.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL SUFFER IF WE DO NOT ACCURATELY FORECAST CUSTOMERS' DEMANDS FOR OUR STORM PROOF PRODUCTS.

Because of our reliance on third-party manufacturers, production lead times are relatively long. Therefore, we must commit to production well in advance of customer orders for our Storm Proof Roof products. If we fail to forecast consumer demands accurately, we may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are canceling orders or returning products. Our relatively long production lead time may increase the amount of inventory and the cost of storing inventory. Additionally, changes in retailer inventory management strategies could make inventory management more difficult. Any of these results could have a material adverse effect on our business, financial condition and results of operations.

CHANGING AND UNPREDICTABLE WEATHER PATTERNS MAY IMPACT THE DEMAND FOR OUR PRODUCTS

There can be no guarantee that current forecasts and predictions for the increasing number and intensity of hurricanes will come to fruition.  World and local weather predictions are often inaccurate and cannot be relied upon for planning purposes or financial projections to sales of hurricane related products.

ECONOMIC FACTORS MAY IMPACT CONSUMERS SPENDING ON OUR PRODUCTS

Consumer spending on hurricane damage mitigation products is questionable and could fluctuate in any economic condition.  Shifts in consumer spending habits or loss of disposable income due to adverse economic, political or other financial conditions could have a profound impact on our business.  Our ability to sell hurricane damage mitigation products is directly affected by the consumer’s belief that our products  will mitigate personal property damage and whether they personally think they will be in the path of a destructive hurricane.

WE WILL RELY ON OTHERS FOR PRODUCTION OF OUR STORM PROOF ROOF PRODUCTS, AND ANY INTERRUPTIONS OF THESE ARRANGEMENTS COULD DISRUPT OUR ABILITY TO FILL CUSTOMERS' ORDERS AND HAVE A MATERIAL IMPACT ON OUR ABILITY TO OPERATE.

We will obtain our products for our Storm Proof Roof product line from third party suppliers. Any increase in labor, equipment, or other production costs could adversely affect our cost of sales. Qualifying manufacturers is time-consuming and might result in unforeseen manufacturing and operations problems. The loss of our relationships with our manufacturers or our inability to conduct our manufacturing services for us as anticipated in terms of cost, quality, and timeliness could adversely affect our ability to fill customer orders in accordance with required delivery, quality, and performance requirements. If this were to occur, the resulting decline in revenue would harm the business.

We will depend on manufacturers to maintain high levels of productivity and satisfactory delivery schedules. Our manufacturers may serve many other customers, a number of which may have greater production requirements than we do. As a result, our manufacturers could determine to prioritize production capacity for other customers or reduce or eliminate deliveries to us on short notice. We may encounter manufacturing delays and longer delivery schedules in commencing volume production of new products. Any of these problems could result in our inability to deliver products in a timely manner and adversely affect our operating results. We depend to a great extent on our manufacturers for the safety of our products.

 ANY MATERIAL INCREASE IN THE COST OF THE RAW MATERIALS USED TO MANUFACTURE OUR PRODUCTS WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COST OF SALES.

As a cost efficiency measure and due to the relative size of our business, we will not manufacture our own product line but will contract and depend on such supply and manufacture to third parties. We do not currently have contracts with any suppliers of the raw materials used in the production of our Storm Proof Roof products. We are subject to variations in the prices of the raw materials used in the manufacture of our products. We may not be able to pass along any cost increases to our customers and in the event that we are unable to raise prices, we would experience. As a result, any material increase in the cost of raw materials used in the manufacture of our Storm Proof Roof products could have a material adverse effect on our cost of sales.

RISKS RELATED TO OUR COMMON STOCK

WE ARE CONTROLLED BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS.

Our directors, executive officers and principal stockholders and their affiliates beneficially own approximately 56.9% of the outstanding shares of our common stock. So long as our directors, executive officers and principal stockholders and their affiliates controls a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval.   This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

IF YOU PURCHASE SHARES IN THIS OFFERING, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

The $0.07 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

THERE IS PRESENTLY NO MARKET FOR OUR COMMON STOCK. ANY FAILURE TO DEVELOP OR MAINTAIN A TRADING MARKET COULD NEGATIVELY AFFECT THE VALUE OF OUR SHARES AND MAKE IT DIFFICULT OR IMPOSSIBLE FOR YOU TO SELL YOUR SHARES.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering. While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board, since the OTC Bulleting Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTC Bulletin Board, the OTC Bulletin Board provides a limited trading market. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

OUR COMMON STOCK WILL BE SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SHOULD OUR STOCK BECOME LISTED ON THE OTC BULLETIN BOARD, IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF STOCKHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the Over-The-Counter Bulletin Board, such as us we are seeking to become, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

The $0.07 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock.

As of  March 17, 2008 , we had 38,471,734 shares of common stock issued and outstanding and approximately 41 stockholders of record of our common stock.  This prospectus relates to the sale of  9,845,500 shares of our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. On March 17, 2008, our Board of Directors approved a stock dividend, whereby each stockholder of record on March 17, 2008 will receive six shares of our common stock for each share of our common stock which they own. The record date for the dividend was March 17, 2008 and the payment date is March 21, 2008.

Equity Compensation Plan Information

  The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	-0-	-0-	-0-

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this report contains forward-looking statements. All statements other than statements of historical fact made in report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

Liquidity and Capital Resources

Overview

As of December 31, 2007, we had positive working capital of  $30,282 and negative net worth of $55,082. As of  December 31, 2006, we had negative working capital of $23,578 and negative net worth of $23,392.

For the period ended December 31, 2007, we used cash flow in operating TriCord Hurricane Products, Inc. activities of $382,443 consisting primarily of the net loss of $371,445, which was partially offset by the cash proceeds of convertible preferred stock issued through our now wholly-owned subsidiary of $210,000, proceeds from awards repayable of $100,000 and note payable financing through our now wholly-owned subsidiary TriCord Hurricane Products, Inc. $70,000. For the period ended December 31, 2006, we used cash flow in operating TriCord Hurricane Products, Inc. activities of $215,338 consisting primarily of the net loss of $215,836, which was partially offset by the cash proceeds of convertible preferred stock issued through our now wholly-owned subsidiary ($192,230) and note payable financing through our now wholly-owned subsidiary TriCord Hurricane Products, Inc. ($57,155).

For the periods ended December 31, 2007 and December 31, 2006, we increased cash by $ 8,552 and  $24,055 respectively primarily by raising equity capital through our now wholly-owned subsidiary TriCord Hurricane Products, Inc.

During 2006 and 2007, the company obtained bridge debt financing from Regent Private Capital (RPC) in the amount totaling $117,155 and issued RPC warrants to acquire 283,000 shares of the company’s now wholly-owned subsidiary’s common stock at an exercise price of $0.01 per share expiring two years from the date of issuance. In 2007, the remaining balance of this debt, $117,155 , was converted into 453,000 shares of common stock of TriCord Hurricane Products, Inc.

Since the company’s inception on January 3, 2006 to December 31 , 2007, cash provided by financing activities totaled $12,814 from sale of TriCord Hurricane Products, Inc. common stock, $402,230 from the sale of preferred stock of TriCord Hurricane Products, Inc., and $127,155 in short term loans.  The aggregate amount raised in these activities totaled $542,199.

On March 17, 2008, our Board of Directors approved a stock dividend, whereby each stockholder of record on March 17, 2008 will receive six shares of our common stock for each share of our common stock which they own. The record date for the dividend was March 17, 2008 and the payment date is March 21, 2008. As of March 17, 2008 , all outstanding convertible preferred stock, warrants and options of TriCord Hurricane Products, Inc. were converted and / or exercised into shares of TriCord Hurricane Holdings common stock.  On February 13, 2008, pursuant to the terms of a share exchange agreement by and between the Company, TriCord Hurricane Products, Inc. and the shareholders of TriCord Hurricane Products, Inc., we acquired all of the issued and outstanding shares of TriCord Hurricane Products, Inc. stock in exchange for 33,333,734 shares of our common stock.

Milestones

The major events anticipated for the upcoming year will be the establishing of a market for our Storm Proof Roof through ongoing marketing efforts. A major initiative to achieve our business objectives over the next year is having the Storm Proof Roof products in distribution to retailers, franchises and our website.  Our continuing operations will also focus on direct response sales operations, which enhance consumer awareness of our products and benefits sales to our distribution sources.

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion
Complete website with e-commerce capability	Present our products, directly to buyers, wholesalers and retailers	3 months - 6 months	$100,000
Increase level of direct response selling	Expand media placement of product advertising and increase product purchases to support higher sales, DVD	6 months	$350,000
New marketing materials including promotional DVD	Produce new DVD infomercials and other marketing materials for current and new products	3 - 6 months	$50,000

We anticipate that we need an additional $500,000 to expand our operations as outlined in the Milestone table above.  These funds will be used to finance the minimum steps we would like to take to implement our business plan in the next 12 months, which funds will be used as set forth in our Milestone Table above.

Financing

Since the company’s inception on January 3, 2006 to December 31, 2007 , cash provided by financing activities of TriCord Hurricane Products, Inc. totaled $12,814 from sale of Common Stock, $402,230 from the sale of convertible preferred stock, and $127,155 in short term loans.  The aggregate amount raised in these activities totaled $542,199 .

From December 2007 through February 13, 2008, we entered into subscription agreements with various accredited investors pursuant to which we sold an aggregate of 159,000 shares of our common stock for aggregate proceeds of $79,500.

Plan of Operation and Financing Needs

Since our inception on January 3, 2006 to December 31, 2007 , the company has not generated any revenues and has incurred cumulative net losses of  $587,281 . It is hoped that we will begin to achieve sustainable revenues within the next 12 months, of which there can be no guarantee. Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern in the independent registered public accounting firm's report to the financial statements included in the registration statement, of which this prospectus is a part. Our ability to achieve our operational goals is entirely dependent upon raising additional funds for working capital. If we do not raise at least a minimum offering amount of $1,000,000 we will be unable to cover the costs associated with becoming a public reporting company establish a base of operations, without which we will have difficulties continuing as a going concern. The Company cash requirements include the need to build adequate inventory levels, expenditures for a media campaign, operating expenses, costs associated with becoming a public reporting company and being quoted on the OTC Bulletin Board and additional working capital needs. The realization of recurring sales revenues from our products in the next 12 months is important for our plan of operations. If we do not raise additional capital in order to continue as a going concern we may be required to significantly curtail operations, seek a merger partner or sell assets. We cannot assure you that any financing can be obtained or, if obtained, that it will be on reasonable terms. Without realization of additional capital, it would be unlikely for us to stay in business.

Revenue

We are engaged in the direct marketing and distribution of the Storm Proof Roof that will help mitigate damage to personal property caused by hurricane force winds. We plan to focus our efforts on establishing retail markets through the sale of our products by airing television and radio commercials and infomercials, print advertising and distributing to retail venues including “big box” stores like Home Depot, Lowes, Ace Hardware, and other mass retail venues. In addition, the company intends to franchise its products in a limited number of geographic areas in coastal areas of the U.S.  Since our inception on January 3, 2006, the company has been in a product development stage.  The company has now completed its testing, validation and product development and manufacturing initiatives readying the Storm Proof Roof for commercialization.

Initially, the company will focus on generating revenue by selling its products directly to consumers through the companies website, radio and television advertising.  We intend to  further develop the market for our products through radio advertising, billboards and infomercials.

Operating Expenses

Operating expenses for the  year ended December 31, 2007 were $364,737 and consisted primarily of $180,000 in personnel costs, $116,947 in professional fees, and $31,316 for promotional travel and entertainment. Operating expenses for the period from January 3, 2006 (date of inception) to December 31, 2006 were $213,681 and consisted primarily of $89,110 in personnel costs, $56,920 in promotional and marketing, and $26,677 for research and development costs.

Off-Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

Financial Reporting Release No. 60, recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. The notes to the consolidated financial statements include a summary of significant accounting policies and methods used in the preparation of our Consolidated Financial Statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC requires all companies to include a discussion which addresses, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following is a brief discussion of the more significant accounting policies and methods used by us.

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in accordance with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including the recoverability of tangible and intangible assets, disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

On an on-going basis, we evaluate our estimates. The most significant estimates relate to our recognition of revenue, the allowance for doubtful accounts receivable and inventory valuation reserves.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Principles of Consolidation

In preparing our consolidated financial statements, we include the accounts of the parent company, TriCord Hurricane Holdings, Inc., and its wholly-owned subsidiary, TriCord Hurricane Products, Inc.  All significant intercompany balances and transactions are eliminated in consolidation.

Property and Equipment

Property and equipment is stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

Income Taxes

Income taxes are accounted for under the asset and liablility method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

BUSINESS

Organizational History

We were incorporated under the laws of the State of Nevada on November 21, 2007.  On November 30, 2007, pursuant to the terms of a share exchange transaction, we acquired control of our now wholly-owned subsidiary, TriCord Hurricane Products, Inc., a Florida corporation.

TriCord Hurricane Products, Inc. was originally organized under the laws of the State of Oklahoma on January 3, 2006. On July 1, 2007, it merged with TriCord Hurricane Products, LLC, a Florida limited liability company with TriCord Hurricane Products, LLC as the surviving entity.  On November 19, 2007, TriCord Hurricane Products LLC filed a Certificate of Conversion with the Secretary of State of Florida whereby it was converted our company to a Florida corporation.

Overview of Business

We are engaged in the development of hurricane damage mitigation products. We formed our company on January 3, 2006, in order to develop products designed to protect homes and their roofs during hurricanes. We have developed our initial product, the Storm Proof Roof, which is designed to protect buildings from roof system failure during hurricane force winds.   We intend to expand our product offerings to include other natural disaster related products.  Initially, we plan to focus our efforts on establishing retail markets through the sale of our products through website sales and franchisees.  We anticipate that our Storm Proof Roof System will be available to order from our website, http://www.hurricanesafetysystems.com (This URL is not incorporated by reference to this Prospectus and is an inactive texted reference only.) , beginning in the second quarter of 2009.

Development and Testing of Storm Proof Roof

In June 2006, researchers at Clemson University’s Wind Research Test Facility and Laboratory tested a number of prototypes of the Storm Proof Roof’s water modules.  These tests led to the current product design configuration.  In October 2006, we tested a production unit on the “Wall of Wind” at the International Hurricane Research Center located at Florida International University.  The goal of the test was to see if the water modules would remain stable under the maximum wind conditions of 125 mph.  The outcome of the test was successful which led to the completion of the Storm Proof Roof’s production specifications and manufacturing considerations.

Features and Benefits of Our Products

The Storm Proof Roof is our premier hurricane damage mitigation product.  It is designed to help prevent roof damage during hurricanes.  We anticipate that the total wholesale cost to protect an average size home with a Storm Proof Roof, including all peripheral items, will be approximately $1,200-$1,800.  The Storm Proof Roof is comprised of modules which are placed on the roof of a building, interconnected and filled with water exerting a downward force of twenty to thirty ponds per square foot.  This downward force helps to prevent the roof from lifting off of the building during a hurricane.

We intend on producing the Storm Proof Roof in a number of shapes and sizes in order to accommodate irregular roof designs and shapes.  Manufacturing of the Storm Proof Roof will be outsourced to a third party manufacturer.  The Storm Proof Roof will be constructed from lightweight, high strength materials that are UV and salt water resistant.  A typical home installation will required three to four hours to install and eight to twelve hours to fill.

When applied to a building or structure, the Storm Proof Roof will hold the roof and roofing material intact, preventing fragmentation, lifting and leakage.

The Storm Proof Roof also acts as a source of clean water post hurricane.  One of the major problems following a hurricane is damage to local water systems.  Water may be contaminated and/or unavailable for weeks after a hurricane has passed.  Following a hurricane, a homeowner can drain the modules of the Storm Proof Roof into an approved filterer container for drinking.  In addition, the homeowner may buy a portable shower attachment that can be hooked into the water modules. On a minimal protection level, The Storm Proof Roof on an 1,800 square foot house will weigh 15,555 to 18,148 pounds or contain 1,800 to 2,100 gallons of water.

Suppliers

We will enter arrangements with third party manufacturers to produce the Storm Proof Roof. We do not believe we will have any problems in obtaining third party manufacturers to meet our production needs. We also believe such third party manufacturers are numerous and we foresee no difficulties in securing alternative sources for the production of our products as needed.

Industry Overview

Our business is focused on hurricane damage mitigation products.  Our premier product, the Storm Proof Roof is a roof weighting system designed to help prevent roof damage during hurricanes.  There are several indirect competitors offering hurricane protection products, however, our competitors focus on wind damage protection devices utilizing various techniques such as placing straps, netting or other screen like fabric over or around a structure.  These devices are designed for wall, window and door protection but do not address what we believe is the primary source of catastrophic home damage during a hurricane, roof system failure.  Our Storm Proof Roof is a total home protection system designed to prevent damage to both the roof and a building’s supporting structure during hurricanes.

Sales and Marketing

We intend to target areas where that are most affected by hurricane-related damage.  The initial marketing of our products will be targeted on the East and Gulf coasts of the United States with our principal market being Florida, the state most at risk from hurricane damage.

Our Storm Proof Roof product will initially be sold through our website, http://www.hurricanesafetysystems.com (This URL is not incorporated by reference to this Prospectus and is an inactive texted reference only.) .  We also intend to market and sell our products through franchisees.  We will also seek to develop relationships with retailers, In addition, due to the nexus between insurance companies and hurricane damage, we intend to pursue strategic partnerships with one or more insurance companies to endorse the Storm Proof Roof™ as well as offer discounts to those who use the Storm Proof Roof™ during seasonal occurrences.

We will also be producing brochures and literature highlighting the Storm Proof Roof system’s features and benefits.  For the benefit of our franchisees, we will be developing a complete marketing package.  The package will include door hangers, DVD’s, brochures containing diagrams of different roof configurations.  We will also make this information available on our website.

The primary focus of our sales efforts will ultimately be directed at franchisee sales.  This decision has been made in light of the additional costs associated with selling our products through national chain stores.  In addition, brand recognition would have to be created through an extensive advertising campaign to drive customers to a retail outlet.  Although franchisees will be our primary focus for sales, we will be looking at other alternative marketing options, such as, short and long-form infomercials, construction or roofing companies, private insurance company programs, or, Federal Emergency Management Administration (FEMA) initiatives.  Our marketing campaign will also aggressively promote its products during “sales tax blackouts” that have been used recently following a hurricane.  These periods of no sales tax on certain hurricane related products are implemented by local and state authorities to help homeowners buffer costs associated with preparing for a hurricane.

Intellectual Property

On September 26, 2005, our founder, Charles Hess submitted a Provisional Patent Application to the U.S. Patent Office for the “Hurricane Safety System”.  An acknowledgement from the U.S. Patent Office was issued on October 11, 2005 (Appl. No. US60/725,159).  On January 2, 2006, Mr. Hess. conveyed all of his rights to the Hurricane Safety System patent to the Company in exchange for shares of common stock of the Company.

On September 21, 2006, we filed the Non-Provisional Patent application that included evolutionary improvements from its original Provisional Patent.  This application,  Appl. No. 11/524,473, claims priority to United States Provisional Application No. 60/725,159 and is titled “Wind Protection System and Roof Ballast Module.”

On October 10, 2006, we filed for International protection under the Patent Cooperation Treaty (PCT) for the “Wind Protection System and Roof Ballast Module.”

Competition

We are not aware of any direct competitors in the marketplace offering a roof weighting system.  There are several indirect competitors offering hurricane protection products, however, these are advertised as wind damage protection devices.  These devices utilize various techniques of placing straps, netting or other screen like fabric over or around a structure.  We believe that these devices are neither designed for , nor capable of, providing protection for the roofs of homes, thus, the risk of catastrophic roof failure remains.  Companies that are currently selling wind damage protection devices include the following:

•	Frank L. Bennardi, P.E., Inc. developed the “Cat 5” Hurricane Netting product and is distributing through independent distributors.
•	Hurricane Armor Inc. The company sells two screen products for covering windows and doors.
•	Hurricane Harness, Inc. The “Hurricane Harness” consists of straps placed over a mobile home or small structure and is secured to ground anchors.
•	“The Hurricane Net” was invented by Byrun Fox and was originally distributed out of Canada. There is no current activity related to this product.
•	Kessler Corporation promotes the “Anti-Hurricane” device invented by William Po Guan Chan.
•
 “The Storm Stopper” invented by Michael Bachynski is a system of straps and nets placed over a structure using trampoline material.  There have been no commercial efforts to date relating to such product.

•	The “Hurricane Web” invented by William Smith is a custom measured netting system designed to cover a structure using rope, polyester or nylon.
•	Armadura, LLC sells “Armor Screen” for covering large window openings.

At the present time, there are no hurricane damage mitigation products being sold by any of the large retail outlets.

FACILITIES

We sublease an office located at 1201 E. 33rd Street in Tulsa, Oklahoma for $320 per month. We do not have a formal lease agreement for such space.  We do not own any property.  We consider our premises adequate for our purposes for the immediate future.

 EMPLOYEES

 As of  March 17 , 2008 we had two full-time employees, who are both Directors and Officers. We have not experienced any work stoppages and we considers relations with our employees to be good.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of March 17, 2008 are as follows:

Name	Age	Position
Charles D. Hess	57	President, Chief Executive Officer and Director
Kenny Tolbert	51	Secretary, Vice-President of Sales and Marketing and Director

Charles D. Hess – President, Chief Executive Officer and Director: Mr. Hess has served as our President, Chief Executive Officer, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer and a Director since our inception on January 3, 2006.   Prior to founding our company, Mr. Hess co-founded Riggs Heinrich Media, Inc. in 2003.  Prior to joining Riggs Heinrich Media in 2003, Mr. Hess was Vice President of Business Development for Microphonics, Inc.

Kenny Tolbert – Secretary, Vice President of Sales and Marketing and Director: Mr. Tolbert has served as our Vice-President of Sales and Marketing and as a Director from January 1, 2008 to the present. Prior to joining our company, Mr. Tolbert was the founder and President of The Tolbert Company.  The Tolbert Company, established in 2002, is a full-service advertising and marketing agency located in Tulsa Oklahoma.

Board of Directors:

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Our directors do not receive any compensation for their services.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation paid to our Chief Executive Officer and the other executive officers who earned more than $100,000 per year at the end of the last completed fiscal year. We refer to all of these officers collectively as our “ named executive officers.”

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Charles D. Hess President, CEO	2007	180,000	-0-	-0-	-0-	-0-	-0-
	2006	82,500	-0-	-0-	-0-	-0-	-0-

Employment Agreements with Executive Officers

We currently do not have employment agreements with any of our executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the founding and formation of the Company, our founder contributed all rights to the Hurricane Safety System in exchange for  14,875,000 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 17, 2008, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Title of Class	Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership(2)
Common Stock	Charles D. Hess (3)	14,875,000	38.7%
Common Stock	Kenny Tolbert (4)	7,000,000	18.2%
Common Stock	Victor Keen	2,800,000	7.2%
Common Stock	Regent Private Capital (5)	3,171,000	8.2%
Common Stock	All Executive Officers and Directors as a Group (2 persons)	21,875,000	56.9%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o TriCord Hurricane Holdings, Inc., 1201 E. 33rd St.. Tulsa, OK 74105
(2)
Applicable percentage ownership is based on  38,471,734 shares of common stock outstanding as of March 17, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of March 17, 2008 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of March 17 , 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes (i) 7,437,500 shares owned by Mr. Hess and (ii) 7,437,500 shares owned by Ginger G. Hess, Mr. Hess’s wife
(4)	Shares are held jointly by Mr. Tolbert and Mary Tolbert, Mr. Tolbert’s wife
(5)	Lawrence Field has voting and dispositive control over the shares held by Regent Private Capital

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

We are authorized to issue 100,000,000 shares of Common Stock, par value $.0001 per share. As of March 17, 2008 , we had  38,471,734 shares of Common Stock outstanding.

The holders of the shares of Common Stock have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of shares of Common Stock do not have preemptive, subscription or conversion rights.

Holders of shares of Common Stock are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which mean that the holders of more than 50% of our outstanding voting securities can elect all of the directors of the Company.

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon the Company's earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

SERIES A PREFERRED

We are authorized to issue 10,000,000 shares of Series A preferred stock, par value $0.0001 per share.  As of March 17, 2008 , we had 0 shares of Series A preferred stock outstanding.

Holders of Series A convertible preferred stock are entitled to convert the Series A preferred stock into shares of our common stock at rate of one share of Series A preferred per one share of common stock.   The Series A Preferred Stock will automatically be converted into Common Stock, at the then applicable conversion rate, upon the closing of any underwritten public offering of shares of Common Stock of the Corporation at a public offering price of at least $10.00 per share (as adjusted for stock splits, reverse splits and recapitalizations) and gross proceeds to the Corporation of at least $15,000,000.  Each share of Series A Preferred Stock carries a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer. It shall be within the discretion of our Board of Directors whether to advance any funds in advance of disposition incurred by any director or officer in connection with that proceeding. We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

No market currently exists for our shares. The price reflected in this prospectus of $ 0.07 per share is the initial offering price of units upon the effectiveness of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $ 0.07 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board (“OTCBB”), the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. In the event that any donee, pledgee, transferee or other successor-in-interest sells shares received from a person set forth on the “selling stockholders” table after the date of this prospectus, we will amend this prospectus by filing a post effective amendment  to include the names of such donee, pledgee, transferee or other successor-in-interest selling such shares. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and
•	a combination of any such methods of sale.

In addition, any shares that qualify for sale under Rule 144 may be sold under Rule 144 rather than through this prospectus.

The $ 0.07 per share offering price of the units being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

In offering the shares covered by this prospectus, the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

Name of Selling Shareholder	Number of Shares Owned Before Offering	Number of Shares Offered for Sale	Number of Shares Owned After Completion of Offering	Percentage of Common Stock Owned After Completion of Offering
Mike Grady (1)(2)	175,000	175,000	0	*
Jon Mattson (1)(3)	140,000	140,000	0	*
Forest Conley (1)	280,000	280,000	0	*
John Kistler (1)	70,000	70,000	0	*
Eldo Investments LLC (1)(4)	56,000	56,000	0	*
Walter Bryce, Jr. (1)	84,000	84,000	0	*
John Abney (1)	140,000	140,000	0	*
Tom Schroedter (1)	42,000	42,000	0	*
Mac Rosser (1)	42,000	42,000	0	*
Gregory A. Dukes (1)	42,000	42,000	0	*
Victor Keen (5)	2,800,000	700,000	2,100,000	5.5%
Trent Tucker (5)	752,500	52,500	700,000	1.8%
Marcus McCloud (5)	841,000	84,000	0	*
Kurt Henry	42,000	42,000	0	*
Regent Private Capital (5) (6)	3,171,000	3,171,000	0	*
Concordia Financial Group (7)(8)	2,786,000	2,786,000	0	*
Anurag Agarwal (7)	7,000	7,000	0	*
Will Ruthrauff (7)	7,000	7,000	0	*
Corporate Profile (7)(9)	525,000	525,000	0	*
Gregory Sichenzia (10)	443,420	443,940	0	*
Marc J. Ross (10)	282,520	282,520	0	*
Richard A. Friedman (10)	142,800	142,800	0	*
Michael H. Ference (10)	173,460	173,460	0	*
Thomas A. Rose (10)	95,620	95,620	0	*
Darrin M. Ocasio (10)	153,720	153,720	0	*
Jeffrey J. Fessler (10)	79,940	79,940	0	*
Marcelle Balcombe (10)	7,000	7,000	0	*
David B. Manno (10)	7,000	7,000	0	*
Sameer Rastogi (10)	7,000	7,000	0	*
Richard J. Babnick Jr. (10)	7,000	7,000	0	*

(1)	Received their shares of common stock by participating in a private placement.
(2)	Shares are held jointly by Mike and Pam Grady.
(3)	Shares are held jointly by Jon and Joanne Mattson
(4)	Todd C. Waldeck has voting and dispositive control over shares held by Eldo Investments LLC.
(5)	Received shares pursuant to a Share Exchange Agreement pursuant to which TriCord Hurricane Products, Inc. became a wholly-owned subsidiary of TriCord Hurricane Holdings, Inc.
(6)	Lawrence Field has voting and dispositive control over the shares held by Regent Private Capital.
(7)	Received shares as consideration for consulting services rendered.
(8)	Kenneth Evans has voting and dispositive control over the shares held by Concordia Financial Group.
(9)	Laurel Moody has voting and dispositive control over the shares held by Corporate Profile.
(10)	Received shares as consideration for legal services rendered.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.  Sichenzia Ross Friedman Ference LLP has received an aggregate of 1,400,000 shares of the Company’s common stock issued as compensation for legal services rendered.

EXPERTS

Hogan & Slovacek, A Professional Corporation, Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2007 and December 31, 2006 that appear in this prospectus.  The financial statements referred to above are included in this prospectus  With reliance upon the auditors’ opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

TRICORD HURRICANE HOLDINGS, INC.

INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets as of December 31, 2007 and December 31, 2006	F-2
Consolidated Statements of Operations for the year ended December 31, 2007 and the Period from January 3, 2006 (Date of Inception) to December 31, 2006	F-3
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2007 and the Period from January 3, 2006 (Date of Inception) to December 31, 2006	F-4
Consolidated Statements of Cash Flows for the year ended December 31, 2007 and the Period from January 3, 2006 (Date of Inception) to December 31, 2006	F-5
Notes to Consolidated Financial Statements, December 31, 2007 and December 31, 2006	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TriCord Hurricane Holdings, Inc.
  (A Development Stage Company)

We have audited the accompanying consolidated balance sheets of TriCord Hurricane Holdings, Inc. (a development stage company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007, and the period from January 3, 2006 (inception) through December 31, 2006.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TriCord Hurricane Holdings, Inc. as of December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for the year ended December 31, 2007 and the period from January 3, 2006 (inception) through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is a development stage company which has yet to produce or sell any products.  This absence of revenue while incurring development and operating costs raises substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hogan & Slovacek

Hogan & Slovacek

March 13, 2008

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$32,607	$24,055
Accounts receivable	-	432

Total current assets	32,607	24,487

PROPERTY AND EQUIPMENT, at cost:
Office equipment	1,811	206
Less - accumulated depreciation	(445)	(20)

Net property and equipment	1,366	186

Prepaid marketing costs	13,270	-

TOTAL ASSETS	$47,243	$24,673

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accrued liabilities	$2,325	$910
Note payable	-	47,155

Total current liabilities	2,325	48,065

Award repayable	100,000	-

STOCKHOLDERS' DEFICIT:
Common stock, par value	387	239
Preferred stock, par value	80	38
Capital in excess of par	531,732	192,167
Deficit accumulated during the development stage	(587,281)	(215,836)

Total stockholders' deficit	(55,082)	(23,392)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$47,243	$24,673

The accompanying notes are an integral part of these financial statements.

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2007 and the
Period January 3, 2006 (Date of Inception) to December 31, 2006

	2007	2006

OPERATING EXPENSES:
Salaries	$180,000	$82,500
Promotional and marketing	5,071	56,920
Taxes - payroll	8,729	6,610
Professional fees	116,947	20,969
Travel and entertainment	26,245	17,649
Research and development	21,269	26,677
Rent	3,840	1,280
General and administrative	2,211	1,056
Depreciation	425	20

Total operating expenses	364,737	213,681

Loss from operations	(364,737)	(213,681)

OTHER EXPENSE:
Interest expense	(6,708)	(2,155)

Total other expense	(6,708)	(2,155)

NET LOSS	$(371,445)	$(215,836)

The accompanying notes are an integral part of these financial statements.

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For the Year Ended December 31, 2007 and Period January 3, 2006 (Date of Inception) to December 31, 2006

	Common Stock		Preferred Stock		Capital in		Total
	Shares		Shares		Excess	Accumulated	Stockholders'
	(in 000's)	Amount	(in 000's)	Amount	of Par	Deficit	Deficit

Sale of common stock	2,385	$239	-	$-	$-	$-	$239

Sale of preferred stock	-	-	384	38	192,167	-	192,205

Net loss	-	-	-	-	-	(215,836)	(215,836)

BALANCE, December 31, 2006	2,385	239	384	38	192,167	(215,836)	(23,392)

Sale of common stock	1,025	103	-	-	12,497	-	12,600

Sale of preferred stock	-	-	420	42	209,958	-	210,000

Conversion of debt to
common stock	453	45	-	-	117,110	-	117,155

Net loss	-	-	-	-	-	(371,445)	(371,445)

BALANCE, December 31, 2007	$3,863	$387	$804	$80	$531,732	$(587,281)	$(55,082)

The accompanying notes are an integral part of these financial statements.

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2007 and the
Period January 3, 2006 (Date of Inception) to December 31, 2006

	2007	2006

OPERATING ACTIVITIES:
Net loss	$(371,445)	$(215,836)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	425	20
Changes in current assets and liabilities:
Accounts receivable	432	(432)
Prepaid marketing costs	(13,270)	-
Accrued liabilities	1,415	910

Net cash used in operating activities	(382,443)	(215,338)

INVESTING ACTIVITIES:
Purchase of equipment	(1,605)	(206)

Net cash used in investing activities	(1,605)	(206)

FINANCING ACTIVITIES:
Proceeds from note payable	70,000	57,155
Proceeds from award repayable	100,000	-
Payments on note payable	-	(10,000)
Proceeds from preferred stock issued	210,000	192,230
Proceeds from common stock issued	12,600	214

Net cash provided by financing activities	392,600	239,599

NET INCREASE IN CASH	8,552	24,055

CASH, beginning of period	24,055	-

CASH, end of period	$32,607	$24,055

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for -
Interest	$6,708	$-
Income taxes	$-	$-

Noncash conversion of debt to common stock	$117,155	$-

The accompanying notes are an integral part of these financial statements.

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006

1.           BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Development Stage Operations

TriCord Hurricane Holdings, Inc. (the Company) is a development stage company headquartered in Tulsa, Oklahoma.  The Company has developed a product to minimize the damaging effects of hurricane-generated winds on homes in hurricane zones.  The Company has initiated promotional and marketing plans but has not yet begun sales and production of its product.  Additional efforts have been devoted to raising capital and obtaining financing for future operations.

Capitalization and Corporate Structure

The Company was originally formed in the State of Oklahoma as TriCord Hurricane Products, Inc. on January 3, 2006.  The Company subsequently converted to a limited liability company and on November 19, 2007, converted to a Florida Profit Corporation.

TriCord Hurricane Holdings, Inc. was incorporated in the State of Nevada on November 21, 2007, and in February, 2008, all outstanding common and preferred shares of TriCord Hurricane Products, Inc. were exchanged on a one-for-one basis for similar shares of TriCord Hurricane Holdings, Inc. Thus, TriCord Hurricane Products, Inc. became a wholly-owned subsidiary of TriCord Hurricane Holdings, Inc.  Together, they comprise the Company.

The Company has authorized capital of 100,000,000 shares of common stock with a par value of $.0001 and 1,200,000 shares of preferred stock with no par value.

Principles of Consolidation

The consolidated financial statements include the financial statements of the parent company and its wholly-owned subsidiary.  All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Equivalents

The Company considers investments with original maturities of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost.  Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of three years.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006

Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ from those estimates.

2.           DEVELOPMENT STAGE

The Company has not yet produced or sold any of its planned products.  Management is actively raising capital and obtaining financing to fund the initial production of its product, as well as to fund additional sales and marketing efforts until adequate revenue is generated.

3.           PROPERTY AND EQUIPMENT

Property and equipment consists of office computer equipment.

Depreciation expense related to property and equipment was $425 and $20 for the year ended December 31, 2007 and period ended December 31, 2006, respectively.

4.           NOTE PAYABLE

The Company had a senior debenture payable with a balance of $47,155 as of December 31, 2006, and bearing interest at 8%.  An additional $70,000 was advanced in 2007.  In December 2007, the outstanding balance was converted into 453,000 shares of common stock.

5.           INCOME TAXES

The Company provides for income taxes in accordance with the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax carryforward amounts. Management provides a valuation allowance against deferred tax assets for amounts which are not considered “more likely than not” to be realized.  The Company’s net operating loss carry-forward is approximately $550,000 and the resulting deferred tax asset has a 100% valuation allowance.

6.           CONSULTING SERVICES AGREEMENT

The Company has entered into a consulting agreement whereby the consultant company will assist in managing and coordinating the Company’s efforts to register its stock in order to obtain additional capitalization.  The consultant company will also provide other related advisory services. For these services, the Company is to pay a $3,000 monthly retainer plus expenses.  In addition, the consultant company will receive a certain number of shares of stock contingent upon the successful registration of those shares.  The consultant company also holds stock options to purchase 100,000 shares of Company stock at $.05 per share.  The agreement is for one year or may be terminated by either party with 30 days written notice.

TRICORD HURRICANE HOLDINGS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006

7.           AWARD REPAYABLE

In July 2007, the Company entered into an award agreement under the Oklahoma Center for the Advancement of Science and Technology (OCAST) Technology Business Finance Program funded by the Oklahoma legislature.  By the terms of the agreement, the Company was advanced $100,000 of matching funds for sales and marketing activities and short-term working capital requirements.

The award is to be repaid based on the Company reaching certain milestones but in no case later than five years from the date of the award, July 2007.  In addition, repayment shall be in the amount of two times the total award or $200,000.  The Company has not pledged any assets as security under the agreement.

8.           REGISTRATION STATEMENT

In October 2007, the Company engaged legal counsel to provide various services including the filing of a Form S-1 Registration Statement with the Securities and Exchange Commission.  In addition to fees for these services, the legal counsel is to receive a certain number of ownership shares of the Company upon the successful filing of the Registration Statement .

9,845,500
 Shares

Common Stock

PROSPECTUS

_____________, 2008

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$27.08
Legal fees and expenses	$50,000.00	*
Accounting fees and expenses	$15,000.00	*
Total	$65,027.08

* Estimated

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation provide that no director or officer shall be personally liable for damages for breach of fiduciary duty for any act or omission unless such acts or omissions involve intentional misconduct, fraud, knowing violation of law, or payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

Our bylaws provide that we shall indemnify any and all of our present or former directors and officers, or any person who may have served at our request as director or officer of another corporation in which we own stock or of which we are a creditor, for expenses actually and necessarily incurred in connection with the defense of any action, except where such officer or director is adjudged to be liable for negligence or misconduct in performance of duty. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On February 13, 2008, we entered into a Share Exchange Agreement with TriCord Hurricane Products, Inc. and the shareholders of TriCord Hurricane Products, Inc., pursuant to which we acquired all of the outstanding stock of TriCord Hurricane Products, Inc.  As consideration for the acquisition of TriCord Hurricane Products, Inc., we agreed to issue  33,333,734 shares of our common stock to the TriCord Hurricane Products Inc. shareholders.

In December 2007 and January 2008, we entered into Subscription Agreements with various accredited investors pursuant to which the investors purchased an aggregate of  1,071,000 shares of our common stock, resulting in proceeds to the Company of $76,500.

* These issuances were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended, since, among other things, the transactions did not involve a public offering, the investors were accredited investors and / or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

ITEM 16. EXHIBITS.

Exhibit Number	Description of Exhibit
2.1	Certificate of Conversion (1)
2.2	Plan of Conversion (1)
2.3	Form of Share Exchange Agreement (1)
3.1	Articles of Incorporation (1)
4.1	Certificate of Designation of Series A Preferred (1)
4.2	Form of Subscription Agreement (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (1)
21.1	List of Subsidiaries of the Company (1)
23.1	Consent of Hogan & Slovacek

 (1) Incorporated by reference to the Company's Registration Statements as filed with the SEC on February 14, 2008

ITEM 17. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to  Rule 424  ;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Tulsa, Oklahoma, on March 18, 2008 .

TRICORD HURRICANE HOLDINGS, INC..

By:	/s/ Charles D. Hess
Charles D. Hess
President and Chief Executive Officer (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Charles D. Hess	President, Chief Executive Officer and Director	March 18, 2008
Charles D. Hess	(Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)

/s/ Kenny Tolbert	Director	March 18, 2008
Kenny Tolbert

II-4